Exhibit 99.1

Corsair Gaming to Report Q2 2024 Financial Results on August 1; Provides Preliminary Q2 2024 Results

MILPITAS, CA, July 18, 2024 – Corsair Gaming, Inc. (Nasdaq: CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance products for gamers, streamers, content-creators, and gaming PC builders, today announced it will report its full financial results and hold its second quarter 2024 conference call at 2:00 p.m. Pacific Time on August 1, 2024.

The Company expects preliminary unaudited revenue to be approximately $261 million for the second quarter ended June 30, 2024.

Andy Paul, Chief Executive Officer of Corsair, stated, “The market for high-end self-built gaming PCs continues to be softer than expected as we are seeing consumers waiting for new GPUs to be launched at year-end. This has been somewhat offset by good activity in the entry-level market where gamers are using lower-cost GPUs and CPUs, but the net effect of this has been to lower market ASPs for some of the component categories we sell. Channel inventory has generally been reduced for our products, and so during Q2 we sold into the channel substantially less than was sold out to consumers. Overall in the Gaming Components and Systems segment, this resulted in disappointing results for revenue and margins, but we do expect this to recover in the second half of 2024 and 2025.”

“We are pleased to see the market for gaming peripherals continue to show growth, with the most recent U.S. market data showing revenue from those product categories to be approximately 75% higher compared to pre-Covid time periods and up 5% from last year. Our Gamer and Creator Peripherals segment once again grew by 20% year-over-year, for the third consecutive quarter with good margin growth year-over-year. Much of this is coming from exciting new products such as PC controllers, custom keyboards and teleprompters.“

The foregoing forward-looking statements reflect our expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

Second Quarter 2024 Conference Call and Webcast Information

Corsair will release its second quarter 2024 results and financial outlook after the Nasdaq close on Thursday, August 1, 2024, with its management hosting a conference call to discuss results at 2:00 p.m. Pacific Time that same day.

The 2:00 p.m. Pacific Time conference call will be accessible on Corsair’s Investor Relations website at https://ir.corsair.com, or by dialing 1-844-825-9789 (USA) or 1-412-317-5180 (International) with conference ID 10190926. A replay will be available approximately 2 hours after the live call ends on Corsair's Investor Relations website, or through August 8, 2024 by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International), with passcode 10190926.

About Corsair Gaming

Corsair (Nasdaq: CRSR) is a leading global developer and manufacturer of high-performance products and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals, to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best. Corsair also sells products under its Elgato brand, which provides premium studio equipment and accessories for content creators, SCUF Gaming brand, which builds custom-designed controllers for competitive gamers, Drop, the leading community-driven mechanical keyboard brand and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Corsair’s estimates regarding its preliminary unaudited revenue; its expectations regarding market trends and its performance for the second half of 2024; and its ability to successfully close and integrate acquisitions. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: current macroeconomic conditions, including the impacts of high inflation and risk of recession on demand for our products, consumer confidence and financial markets generally; the lingering impacts and future outbreaks of the COVID-19 pandemic and its impacts on our operations and the operations of our manufacturers, retailers and other partners, as well as its impacts on the economy overall, including capital markets; our ability to build and maintain the strength of our brand among gaming and streaming enthusiasts and our ability to continuously develop and successfully market new products and improvements to existing products; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the risk that we are not able to compete with competitors and/or that the gaming industry, including streaming and esports, does not grow as expected or declines; the loss or inability to attract and retain key management; the impacts from geopolitical events and unrest; delays or disruptions at our or third-parties’ manufacturing and distribution facilities; our ability to successfully integrate any companies or assets we have acquired or may acquire; currency exchange rate fluctuations or international trade disputes resulting in our products becoming relatively more expensive to our overseas customers or resulting in an increase in our manufacturing costs; and the other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) and our subsequent filings with the SEC. Copies of each filing may be obtained from us or the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our preliminary unaudited results for the quarter ended June 30, 2024 are also not necessarily indicative of our operating results for any future periods.

Investor Relations Contact: Ronald van Veen ir@corsair.com 510-578-1407	Media Contact: David Ross david.ross@corsair.com +4411 8208 0542